Announcing Preliminary Third Quarter Results

Mobile and Security revenue up approximately 106% Y/Y

SCHIPHOL, THE NETHERLANDS—October 4, 2012 - Elephant Talk Communications, Corp. (NYSE: ETAK) formerly (NYSE Amex: ETAK) (www.elephanttalk.com), an international provider of software and services developed to manage network, billing and systems infrastructure for the telecommunication industry, today announced preliminary third quarter results for 2012.

Preliminary 3Q12 results:

-	Mobile and Security revenue was approximately $2.9 million, a year-over-year increase of about 106%, up from $1.4 million in 3Q11
-	Mobile and Security revenue accounted for an estimated 44% of total third quarter revenue, up from 18% in the same year ago period
-	Gross Margin (revenue minus cost of services), a non-GAAP measure, increased approximately 160% to about $2.1 million representing about 31% of total revenue. Gross Margin for the third quarter of 2011 was $0.8 million and accounted for 10% of revenue.
-	Adjusted EBITDA, a non-GAAP measure, improved sequentially to a loss of approximately $2.3 million from a loss of $2.7 million in the second quarter of 2012
-	The Company ended the quarter with an unrestricted cash balance of approximately $4.3 million, up slightly from the $4.1 million reported at the end of the second quarter of 2012

“We are pleased with our preliminary third quarter results”, stated Steven van der Velden, CEO of Elephant Talk Communications. “Due to strong growth of the higher margin Mobile and Security revenues and tight controls on cash in the third quarter, the Company remains on track to achieve its first month of positive operational cash flow by early 2013, excluding non-cash expenses and capital expenditures.”

The Company plans to report actual third quarter 2012 results in early November.

About Elephant Talk Communications

Elephant Talk Communications, Corp. (NYSE: ETAK), formerly (NYSE Amex: ETAK) is a leading international provider of mobile networking software and services. The Company’s mission is to provide a single service, fully enabling and securing the mobile cloud.

Elephant Talk empowers Mobile Network Operators (MNOs) and Mobile Virtual Network Operators (MVNOs) by providing a cloud based mobile communications infrastructure, operating software and managed services, based mostly on company developed and owned software. We enable these Mobile Operators and Virtual Network Operators by offering a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investment.

As a specialized outsourcing partner, we provide operating software, managed services, cloud and SaaS solutions, an integrated transaction and delivery platform to the mobile telecommunications industry globally. Our products include remote health care, credit card fraud prevention, mobile internet ID security, secure remote file access management, loyalty and transaction management services and a whole range of other emerging mobile services.

Elephant Talk can count several of the world’s leading Mobile Operators amongst their customers including Vodafone, T-Mobile and Zain, and virtually all business is focused on tier 1 operators worldwide. Visit www.elephanttalk.com.

About ValidSoft

ValidSoft Limited has been a wholly owned subsidiary of Elephant Talk since early 2010 and underpins our mobile/cloud security offering. The company is a market leader in providing solutions to counter electronic fraud relating to a variety of bank, card, internet and telephone channels. ValidSoft's solutions are used to verify the authenticity of both parties to a transaction (Mutual Authentication), the security of the relevant telecommunication channel used (Secure Communications), and the integrity of transactions itself (Transaction Verification) for the mass market, in a highly cost effective and secure manner while being very easy to use.

The company counts several leading worldwide service providers and institutions amongst its customers. These companies benefit from a very substantial reduction in false positives, thereby freeing up resources to combat actual fraud, as well as a substantial elimination of the fraud itself, all in real time. ValidSoft is the only security software company in the world that has been granted two European Privacy Seals. Visit www.validsoft.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to the Company’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

Media Contacts

UK/Europe:
Fishburn Hedges
+44 (0)20 7839 4321
etak@fishburn-hedges.co.uk

US/North America:
Jed Hamilton
Intermarket Communications
+1 212 754 5479
jhamilton@intermarket.com

Investor Relations Contacts

Steve Gersten
Elephant Talk Communications
+1 813-926-8920
steve.gersten@elephanttalk.com

Peter Salkowski
The Blueshirt Group
+1 415 489 2184
peter@blueshirtgroup.com